UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fees computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EMPLOYERS HOLDINGS, INC.
10375 PROFESSIONAL CIRCLE
RENO, NV 89521

AMENDMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
EMPLOYERS HOLDINGS, INC.
TO BE HELD ON THURSDAY, MAY 25, 2023

This amendment, dated April 13, 2023 (this “Amendment”), amends and supplements the definitive proxy statement, dated April 13, 2023 (the “Proxy Statement”), filed by Employers Holdings, Inc. (“Employers”). The Proxy Statement relates to the solicitation of proxies by Employers’ Board of Directors for use at the annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, May 25, 2023, at 9:00 a.m., Pacific Daylight Time, at Regus —Downtown Reno, 200 S. Virginia Street, 8th Floor, Reno, Nevada 89501.
     Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. We urge you to read the Proxy Statement, together with this Amendment, in its entirety.
Terms used in this Amendment that are not defined in this Amendment have the meanings given to them in the Proxy Statement.
The formula appearing on pages 28 and 52 of the Proxy Statement that defines Adjusted GAAP Calendar Year Combined Ratio contained an error. The correct formula appears below.
(Losses + Loss Adjustment Expenses + Commission Expense – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment) / Net Premiums Earned plus (Underwriting Expenses + General and Administrative Expenses) / Net Premiums Written
All calculations of Adjusted GAAP Calendar Year Combined Ratio, and any amounts calculated by reference to Adjusted GAAP Calendar Year Combined Ratio, are correct in the Proxy Statement.
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Please refer to the Proxy Statement for detailed information on the Annual Meeting, including how to vote in person or by proxy.